Exhibit 1.2.
BY-LAWS
OF
BANCO LATINOAMERICANO DE COMERCIO EXTERIOR, S.A.

CHAPTER I. NAME

ARTICLE 1: The name of the corporation is Banco Latinoamericano de Comercio Exterior, S.A., in Spanish, and Foreign Trade Bank of Latin America, Inc., in English, and may also be known commercially as BLADEX (hereinafter, the “Corporation”).

CHAPTER II. OFFICES

ARTICLE 2: The Board of Directors shall establish the legal domicile of the Corporation in city of Panama, Republic of Panama.

ARTICLE 3: In addition, the Corporation may establish offices in other places and countries and establish such subsidiaries, branches, agencies, representation and correspondent offices as the Board of Directors may deem convenient.

CHAPTER III. MEETINGS OF SHAREHOLDERS

Section A. Holders of Common Shares

ARTICLE 4: Annual or extraordinary general meetings of the holders of common shares must be held in the place, date and time fixed in the notice thereof, subject to the requirement of the presence of the quorum contemplated in Article 10 of these By-Laws.

ARTICLE 5: Subject to Article 4 and Article 9 of these By-Laws, the Corporation shall hold a general meeting of the holders of common shares every year, on the date and in the place determined by a resolution of the Board of Directors, to elect directors and consider any other matter duly submitted to the meeting by the Board of Directors.

ARTICLE 6: The Annual General Meeting of Shareholders especially shall:

(a)	Subject to the provisions of the Articles of Incorporation, elect the members of the Board of Directors;

(b)	Designate external auditors;

(c)	Review the audited annual financial statements of the Corporation as approved by the Board of Directors; and

(d)	Consider any other business duly submitted to the meeting.

ARTICLE 7: Subject to Article 5 and Article 9 of these By-Laws, the Corporation may hold special meetings of the holders of common shares called by the Board of Directors, each time that it considers convenient. In addition, the Board of Directors or its Chairman, must call an extraordinary meeting of holders of common shares whenever so requested in writing by one or more holders of common shares representing at least one-twentieth (1/20) part of the authorized capital.

ARTICLE 8: Any meeting of shareholders, whether ordinary or extraordinary, shall be called by notice to each registered shareholder with voting rights, by personal delivery, by facsimile transmission, by telex, by courier, by air mail or by any other means authorized by the Board of Directors, no less than thirty (30) days before the date of the meeting, counted from the date the notice is sent. The notice of the meeting shall include its agenda.

ARTICLE 9: Within twenty (20) days before the date fixed for holding the meeting, or during the course thereof, any holder of common shares shall have the right to request, the Board of Directors, before the meeting, or the Chairman of the meeting during the course thereof, to include any matter in the agenda. Such matter shall be considered in the meeting if the above-mentioned request is supported by the affirmative vote of two-thirds (2/3) of the issued and outstanding common shares.

ARTICLE 10: At any meeting of shareholders, any shareholder may be represented by proxy, who need not be a shareholder, and who may be appointed by public or private document, with or without power of substitution. Said document must be signed electronically or by the hand of the registered owner of the shares, or his duly constituted attorney, and upon presentation thereof to the Corporation or its agent it shall be presumed that it has been duly granted, unless otherwise proven. The Board of Directors of the Corporation may set a date and time until when proxies for meetings of shareholders will be received. A proxy shall not be valid after eleven (11) months from its date of issue unless a longer term is expressly stated. A duly authorized proxy may not be deemed revoked, and shall continue in full force and effect, until such time as a document with a later date revokes it or another proxy is duly constituted by means of a document bearing a later date. A person represented by proxy may suspend the exercise of the corresponding proxy and exercise his or her voting right at a meeting of shareholders if said person is present at the meeting and expressly states his or her desire to directly exercise his or her powers as shareholder to the Secretary of the Corporation.

ARTICLE 11: In order to obtain a quorum in any meeting of shareholders, it shall be required that one half plus one of the issued and outstanding common shares be represented thereat. The Secretary of the Corporation may set a time on the date of the meeting of shareholders, until when registration of shareholders will be allowed for the effects of determining the quorum. After that time, the meeting of shareholders shall be held with the shareholders registered until then, who shall be the only shareholders authorized to vote at the meeting of shareholders. When the quorum mentioned before is not obtained to hold a particular meeting of shareholders, then said meeting of shareholders shall be validly held on the second meeting date, which for this purpose shall be provided in the original notice of the meeting and at such second meeting date quorum shall be constituted by the shareholders present at the meeting.

ARTICLE 12: All of the resolutions of the general meetings of shareholders shall be adopted by the affirmative vote of one half plus one of the common shares represented at said meeting of shareholders. However, the affirmative vote of one half plus one of the common shares represented at a meeting called for such purpose, will be required, including the vote of three quarters (3/4) of all issued and outstanding Class A common shares, in order to adopt resolutions regarding:

(a)	the dissolution of the Corporation;

(b)	the amendment of Articles 2, 3, 4, 11, 12, 16 and 21 of the Articles of Incorporation of the Corporation; or

(c)	the merger or consolidation of the Corporation.

ARTICLE 13: The holders of common shares of each class are entitled to one (1) vote per share so held, except that in the elections of the members of the Board of Directors, the holders of shares of each class shall have a number of votes equal to the number of shares of the respective class multiplied by the number of directors to be elected, and may cast all of their votes for only one candidate or distribute them among the total number of directors to be elected or any two or more of them, as they may deem convenient.

ARTICLE 14: The shareholders may exercise their vote in person or by electronic means, as approved by the Board of Directors.

ARTICLE 15: The meeting of shareholders shall be chaired by the Chairman of the Corporation or, in his absence, by the person the Board of Directors designates for such purpose.

ARTICLE 16: The Secretary of the Corporation shall be the secretary of the meetings of shareholders. In his absence, the chairman of the meeting shall appoint any person, present at the corresponding meeting, to act as secretary thereof.

ARTICLE 17: The Board of Directors of the Corporation may appoint one or more persons to verify the counting of the proxies and votes at the meetings, as well as the elections that may be held at said meetings. If the Board of Directors does not appoint such person, then the Secretary of the Corporation may assume said responsibility.

ARTICLE 18: The Board of Directors may fix a date, before the holding of every meeting of shareholders, as the registration date for the determination of the shareholders with the right to be called upon and vote at the meeting of shareholders. Said registration date may not be more than forty (40) days before the date of the respective meeting. In such case, only the shareholders registered at such date shall be entitled to be called to attend said meeting and vote thereat, without taking into account any transfer or conveyance registered after the corresponding registration date. In the event that the Board of Directors fails to fix said registration date, only the persons who appear as holders of shares in the register of the Corporation may be entitled to vote at the corresponding meeting of shareholders upon (i) termination of the working hours of the day immediately prior to the date on which the corresponding call was made or, (ii) if said date is forty (40) or more days before the meeting, upon termination of the working hours of the fortieth (40th) day before the date of the corresponding meeting.

Section B. Meetings per Class

ARTICLE 19: Whenever the Board of Directors or the Chairman of the Corporation are requested by shareholders representing at least one-twentieth (1/20) of the issued and outstanding shares of a given class, the holders of such class of shares may hold a separate meeting for the purpose of dealing with any matter that, in accordance with the provisions of the Articles of Incorporation and these By-Laws, is within their competence.

ARTICLE 20: The provisions established in Section A of this Chapter shall be applicable mutatis mutandis to the notice, quorum and the meetings of holders of common shares of a particular class of shares.

Section C. Holders of Preferred Shares

ARTICLE 21: In the event that the holders of preferred shares are to exercise the voting right referred to in Article 4 of the Articles of Incorporation of the Corporation, the holders of preferred shares must be called to a meeting of shareholders of said class of shares by the Chairman of the Corporation, as soon as possible.

ARTICLE 22: The provisions established in Section A of this Chapter shall be applicable mutatis mutandis to the notice, quorum and the meetings of holders of preferred shares, unless the certificate of designation creating such shares establishes otherwise.

CHAPTER IV. THE BOARD OF DIRECTORS

ARTICLE 23: The Board of Directors shall direct and control the affairs and assets of the Corporation, with the exception of such cases as may be reserved by law or by the Articles of Incorporation for the meeting of shareholders. The Board of Directors are specially responsible for the following matters:

(a)	Ensure compliance of the resolutions of the General Meeting of Shareholders;

(b)	Submit for consideration of the General Meeting of Shareholders the annual audited financial statements of the Corporation;

(c)	Approve the budget and annual business and operations plan submitted by the President and Chief Executive Officer and supervise its compliance;

(d)
Analyze, review and approve the strategic plan of the Corporation submitted by the President and Chief Executive Officer and supervise its compliance, which shall include, without restriction thereto, the long-term and annual goals of the Corporation;

(e)	Identify and adopt policies to limit and manage the risks in which the Corporation may incur, including risks related to credits, operations, liquidity and funding;

(f)	Review and inspect the control and administrative information systems in order to ensure that the information is complete and timely and compliance with the applicable regulatory regime;

(g)	Develop, implement and monitor information programs to all stakeholders of the Corporation and particularly to shareholders;

(h)	Elect, by majority of votes, the Chairman of the Corporation, the Treasurer, the Secretary, and any other Officer of the Corporation;

(i)	Adopt hiring and compensation policies for key executives and give support to the selection and evaluation process thereof;

(j)	Appoint, pursuant to the provisions of the Articles of Incorporation, the members of the committees of the Board of Directors;

(k)	Appoint, pursuant to the provisions of the Articles of Incorporation, the members of the Advisory Council;

(l)
Grant general or special powers of attorney to directors, officers, or other employees of the Corporation, or third parties, to manage as many matters as the Board of Directors may deem convenient, provided that they are within the powers of the Board of Directors; and

(n)	Make sure the activities of the Corporation are conducted with transparency and in compliance with the highest standards of banking ethics.

ARTICLE 24: Directors shall be nominated, elected and replaced pursuant to the provisions of Article 12 of the Articles of Incorporation of the Corporation.

ARTICLE 25: Directors shall be elected for a period of three (3) years and may be reelected.

ARTICLE 26: Meetings of directors shall be held at least four (4) times a year in the Republic of Panama or in any other country, as determined by the Board of Directors.

ARTICLE 27: Meetings of the Board of Directors shall be deemed as held between the persons present at the meeting if the directors that participate in the meeting are in direct communication among them by telephone, videoconference or by any other means of communication authorized by the Board of Directors, and can hear each other during the meeting.

ARTICLE 28: Notice of any meeting of the Board of Directors shall be given by the Chairman or the Secretary of the Corporation by means of a personal notice sent by fax, electronic mail, telex, courier or air mail, to each director. No such notice for calling a meeting of the Board of Directors needs to be given for meetings of the Board of Directors if the dates thereof had been pre-established by the Board of Directors.

ARTICLE 29: The presence of at least six (6) directors is necessary for a meeting of the Board of Directors to be duly held.

ARTICLE 30: The Board of Directors shall be chaired by the Chairman of the Corporation and in his absence, by the person appointed by the majority of directors present at the meeting.

ARTICLE 31: The Secretary of the Corporation shall be the secretary of the Board of Directors. In his absence, the chairman of the meeting shall appoint any person present at the meeting to act as the secretary thereof.

ARTICLE 32: The resolutions of the Board of Directors shall be adopted by the affirmative vote of the majority of the directors present at the meeting.

ARTICLE 33: Written resolutions of the Board of Directors signed at least by six (6) directors of the Corporation shall be valid and binding as resolutions of the Board of Directors, duly approved, even if the same are signed on different dates and at different places and without the need for holding a meeting, provided all directors are informed of the proposed resolution and are given the opportunity to render their opinion on the same.

ARTICLE 34: The Board of Directors may create one or more committees, which shall have the powers and duties delegated thereto by the Board, subject to the provisions of the Articles of Incorporation and these By-Laws. Each committee shall be composed of two or more members of the Board of Directors, appointed in the manner and for the purposes and term determined by the Board of Directors.

ARTICLE 35: The Board of Directors may appoint an Advisory Council that may be composed of a maximum of ten (10) persons, who need not be directors, officers or shareholders of the Corporation. The Advisory Council may meet twice a year or whenever convened by the Board of Directors of the Corporation and its duties shall be solely to provide advice to the Board of Directors in the manner and as indicated by the latter.

CHAPTER V. OFFICERS

ARTICLE 36: The officers of the Corporation shall be:

(a)	A Chairman of the Corporation;

(b)	A President and Chief Executive Officer;

(c)	A Treasurer; and

(d)	A Secretary.

ARTICLE 37: The Board of Directors may appoint other officers to exercise the powers and duties granted or conferred upon them by the Board of Directors.

ARTICLE 38: Officers shall be elected for a period of one (1) year or until their successors are appointed. Officers may be reelected.

ARTICLE 39: Any officer may be removed by the Board of Directors.

ARTICLE 40: The powers and duties of the officers of the Corporation, as specified hereunder, shall be subordinated to the power of the Board of Directors to indicate, change or amend by means of a duly adopted resolution, the powers and duties of the officers and agents with respect to any business or transaction. Without prejudice to the foregoing, the officers shall have the powers and duties hereinafter set forth:

Section A. The Chairman of the Corporation

ARTICLE 41: The Chairman shall act as chairman at all the meetings of the shareholders and the Board of Directors, propose the place and the matters to be considered at such meetings and shall give or shall cause to be given notice of all meetings of the shareholders and of the Board of Directors and shall carry out any other matters entrusted to him by the Board of Directors.

ARTICLE 42: The Chairman of the Corporation shall have the following special powers:

(a)
To assure the proper operation of the Board of Directors, including to verify that all matters relevant and within the powers of the Board of Directors are included in the agenda of each meeting; to ensure that all members of the Board of Directors receive, in a timely manner, the necessary information to evaluate the topics to be dealt with at the meetings of the Board of Directors; to strive for the active participation of all members of the Board of Directors and confirm that all resolutions adopted are duly recorded in the minutes drafted by the Secretary;

(b)	To represent the Corporation at such events where the Board of Directors deems it convenient for him to be present; and

(c)	To direct, as approved by the Board of Directors, the execution of information programs to all stakeholders of the Corporation and the relationship between the Corporation and such persons.

Section B. The President and Chief Executive Officer

ARTICLE 43: The President and Chief Executive Officer shall be the legal representative of the Corporation and shall have the following powers subject to the guidelines established by the Board of Directors:

(a)
To oversee the daily management of the affairs of the Corporation, specially the execution of its programs, the conduct of its operations, the protection of its equity and the performance of all agreements and resolutions of the Board of Directors;

(b)	To appoint, promote, transfer, remove and fix the remuneration and other working conditions of the Corporation’s personnel;

(c)	To authorize the granting of powers of attorney for the judicial and extrajudicial representation of the Corporation;

(d)
To participate in the meetings of the Board of Directors and authorize, by means of his signature, the transactions, contracts and documents of the Corporation, within the parameters established by the Board of Directors;

(e)	To prepare the budget and annual business and operations plan of the Corporation, submit it to the Board of Directors for its review and approval and execute same;

(f)	To prepare the long-term strategic plan of the Corporation, submit it to the Board of Directors for its review and approval and execute same; and

(g)	Any other powers delegated thereto by the Board of Directors.

In the permanent absence of the President and Chief Executive Officer, the representation of the Corporation shall be held by the person or persons from time to time appointed by the Board of Directors of the Corporation.

Section C. The Treasurer

ARTICLE 44: In addition to the powers granted by law, the Treasurer shall keep the accounts of the Corporation and shall have the custody of its funds and securities.

Section D. The Secretary

ARTICLE 45: The Secretary shall attend all meetings of the shareholders and the Board of Directors, and shall record the votes and sign, jointly with the Chairman, the minutes of such meetings. As an alternative to the Chairman of the Corporation, the Secretary may give or cause to be given notice of all meetings of the shareholders and the Board of Directors and shall perform all other duties entrusted to him by the Board of Directors or the Chairman of the Corporation, who shall be in charge of his supervision.

CHAPTER VI. SHARE CERTIFICATES

ARTICLE 46: The Corporation may issue common or preferred shares of stock, by means of physical certificates or in a totally incorporeal form, or both ways, as may be authorized from time to time by the Board of Directors. The physical share certificates may, in turn, be individual certificates issued in the name of the shareholder or global certificates to be deposited with a central custodian.

ARTICLE 47: The contents and form of the physical share certificates of the Corporation shall be determined by the Board of Directors and shall necessarily include its sequential number, the name of the owner and the issuance date of the certificate, and shall comply with the laws of the Republic of Panama, the Articles of Incorporation and these By-Laws.

ARTICLE 48: The physical share certificates of the Corporation shall be signed by the Chairman of the Corporation or by the President and Chief Executive Officer as well as by the Secretary or Treasurer.

ARTICLE 49: Any and all signatures on the share certificates may be facsimiles. In the event that any of the officers of the Corporation or employees of the registration and transfer agent or agents of the shares of the Corporation who have signed a share certificate or whose facsimile signature is affixed on a particular share certificate shall cease to be an officer of the Corporation or an employee of the respective registration and transfer agent before the certificate is issued and outstanding, said certificate may be issued by the Corporation as if the officer of the Corporation or employee of the relevant registration and transfer agent were holding the respective position on the date of issuance.

ARTICLE 50: The shares of stock that are issued in totally incorporeal form shall be recorded in the Register of Shares and Share Transfers that the Corporation, or one or more of the  registration and transfer agents appointed thereto by the Corporation, shall keep to such effect. The Board of Directors may, from time to time, establish the information contained in said Registers of Shares and Share Transfers.

ARTICLE 51: The Corporation shall keep one or more Registers of Shares and Share Transfers, according to the share classes comprising the authorized capital of the Corporation, in which shall validly be registered the issuance and transfers of shares according to the law, including the name of the shareholder and his or her address, the number and class of shares owned thereby, the number and date of issuance of the share certificate (for physical certificates), the amount paid for such shares or indication that they are fully paid and non-assessable; and the number and the cancellation date of each share certificate (for physical certificates) delivered to the Corporation for its cancellation.

ARTICLE 52: The Corporation may appoint one or more registration and transfer agents for the shares of the Corporation.

ARTICLE 53: The transfer of shares shall be recorded in the registers of shares and share transfers of the Corporation and no new physical certificate shall be issued to replace an existing physical share certificate unless the existing physical certificate, for the same number of shares represented by the new physical certificate, is previously delivered to the Corporation for its cancellation.

ARTICLE 54: In the event of loss or damage of any physical share certificate, a new physical certificate may be issued in its stead once the respective loss or damage has been evidenced and the Corporation is given a satisfactory indemnity bond in the amount and terms determined by the Board of Directors.

CHAPTER VII. FINANCIAL STATEMENTS

ARTICLE 55: The Corporation shall close its accounts on December 31 of each year and shall have the annual financial statements prepared and audited for the completed fiscal period, which shall at least include the corresponding balance sheet and a detailed report of its profit and loss accounts. These shall be submitted for the consideration of the Board of Directors, which after studying and approving them, shall be submitted by the Board of Directors, together with the report of the external auditors, to the Annual Meeting of Shareholders within a period of one hundred and twenty (120) days after the pertinent fiscal period.

ARTICLE 56: The financial statements shall be prepared according to generally accepted accounting principles and rules as accepted by the Board of Directors and shall accurately show the profits and losses realized by the Corporation.

CHAPTER VIII. AMENDMENTS TO THE BY-LAWS

ARTICLE 57: The Board of Directors may amend or modify these By-Laws by affirmative vote of the majority of its members at any meeting duly held.